Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Comm.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	Jennifer@cwcomm.org

PDL BioPharma Provides Clarification Regarding Redemption of its 2.75% Convertible Subordinated Notes

INCLINE VILLAGE, NV, September 10, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) affirmed that on September 15, 2010 it will redeem all of the Company’s outstanding 2.75% Convertible Subordinated Notes, due August 16, 2023 (the “2023 Notes”).  Holders of the 2023 Notes have been provided notice of the redemption by the trustee for the 2023 Notes.

Those 2023 Note holders who elect to convert their 2023 Notes into the Company’s common stock on or before September 14, 2010, rather than have their 2023 Notes redeemed, will be stockholders of record for the Company’s October 1, 2010 dividend payment of $0.50 per share of common stock.  Such 2023 Note holders will receive the dividend even though they will have converted their notes after the ex-dividend date of September 13, 2010.  The conversion rate for the 2023 Notes is 177.1594 shares of common stock per $1,000 principal amount or $5.64 per share.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents that expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
The foregoing statements regarding PDL's intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL's ability to pay the special dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.
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